UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14(a)-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.

[ ] Confidential, for use of the

     Commission only (as permitted by

     Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Section 240.14a-12

S3 INVESTMENT COMPANY, INC.

_______________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

______________________________________________________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

_______________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:

_______________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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S3 INVESTMENT COMPANY, INC.

A California Corporation

43180 Business Park Dr., Suite 202

Temecula, CA 92590

(951)587-3618

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

February 13, 2006

Dear Shareholders:

A special meeting of shareholders of S3 Investment Company, Inc., a California corporation (the "Company"), will be held at the Company's corporate offices at 43180 Business Park Dr., Suite 202, Temecula, CA 92590 on February 13, 2006 at 10:00 a.m. local time, for the following purposes:

RECOMMENDED VOTE
To consider and vote upon a proposal to authorize the Board to withdraw the Company's election to be treated as a business development company ("BDC") pursuant to Section 54(c) under the Investment Company Act of 1940.	FOR

Only shareholders of record shown on the books of S3 Investment Company at the close of business on December 20, 2005 will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your proxy in the return envelope provided as soon as possible. Please mail your completed and signed proxy before February 10, 2006 so that we will receive it prior to the special meeting of shareholders. Your cooperation in promptly signing and returning your proxy will help avoid further solicitation expense to S3 Investment Company.

This notice, the proxy statement and the enclosed proxy are sent to you by order of the board of directors.
Temecula, CA December 19, 2005	/s/ Chris Bickel Chris Bickel Chief Executive Officer

S3 INVESTMENT COMPANY, INC.,

a California corporation

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD February 13, 2006

______________________________

INTRODUCTION

Your proxy is solicited by the board of directors of S3 Investment Company, Inc., a California corporation ("S3 Investment Company" or the "Company") for use at a special meeting of shareholders to be held on February 13, 2006, and at any adjournment thereof, for the purposes set forth in the attached notice of special meeting.

The cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, will be borne by S3 Investment Company. Directors, officers, and regular employees of S3 Investment Company may, without compensation other than their regular compensation, solicit proxies personally, by telephone or electronic communication including facsimile and electronic mail.

Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary or other officer of S3 Investment Company or by filing a new written proxy with an officer of S3 Investment Company. Personal attendance at the meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a subsequent proxy is delivered to an officer before the revoked or superseded proxy is used at the meeting.

Proxies not revoked will be voted in accordance with the choice specified by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the notice of special meeting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

The mailing address of S3 Investment Company's principal executive office is 43180 Business Park Dr., Suite 202, Temecula, CA 92590. This proxy statement and the related proxy and notice of the special meeting will first be mailed to the shareholders on or about January 9, 2006.

VOTING RIGHTS AND REQUIREMENTS

VOTING SECURITIES

S3 Investment Company's Board of Directors has fixed December 20, 2005 as the "Record Date" for determining shareholders entitled to vote at the special meeting. Persons who were not shareholders of record at the close of business on such date will not be allowed to vote at the special meeting. At the close of business on December 16, 2005, there were approximately 1,684,312,432 shares of S3 Investment Company's Common Stock and 12,000,000 shares of S3 Investment Company's Series B Preferred Stock issued and outstanding. Common Stock has 1 vote per share and Series B Preferred Stock has no voting rights, except for the election of two directors.

Votes cast by proxy or in person at the special meeting will be tabulated by Chris Bickel who has been appointed as the inspector of election prior to the special meeting. He will also determine whether a quorum is present. In the event of any abstentions or broker non-votes with respect to any proposal coming before the special meeting, a proxy will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes typically will not be counted for purposes of approving any of the matters to be acted upon at the special meeting. A broker non-vote generally occurs when a broker or nominee who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under California law with respect to the election of directors or other matters requiring the approval of only a majority of the shares of common stock present and voting at the meeting.

REVOCABILITY OF PROXY

You may revoke your proxy at any time prior to the start of our special meeting in three ways:

1. by delivering a written notice of revocation to Mr. Chris Bickel, the chief executive officer of S3 Investment Company, at 43180 Business Park Dr., Suite 202, Temecula, CA 92590;

2. by submitting a duly executed proxy bearing a later date; or

3. by attending our special meeting and expressing the desire to vote your common shares in person (attendance at our special meeting will not in and of itself revoke a proxy).

DISSENTERS - RIGHTS OF APPRAISALS

Under California law, shareholders of our common stock are not entitled to dissenter's rights of appraisal with respect to our proposals.

QUORUM

The presence (in person or by proxy) at the special meeting of the holders of a number of shares of our Common Stock representing more than 842,156,216 votes (in excess of one-half of the number of votes eligible to be voted at the special meeting) will constitute a quorum for transacting business.

VOTE REQUIRED

We are required to obtain the affirmative vote of at least a majority of the voting shares that are present or represented at the special meeting in order to effect the shareholder approvals described herein.

BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

Our Board of Directors has determined that the proposal is in the best interests of the Company and our shareholders. Accordingly, the Board of Directors has unanimously approved the proposal and recommends that the shareholders vote in favor of the proposal as well. The officers and directors of the Company have indicated their respective intentions to vote for the proposal.

MATTERS TO BE ACTED UPON:

AUTHORIZATION TO WITHDRAW AS A BUSINESS DEVELOPMENT CORPORATION

Background

     The Company is a closed-end investment company, which elected on April 12, 2004 to be regulated as BDC as that term is defined in Section 54 of the Investment Company Act. As a BDC, the Company is subject to the Investment Company Act, including certain provisions applicable only to BDC's (the "BDC Provisions"), although it is excepted from certain provisions of Investment Company Act applicable to registered closed-end investment companies. BDC's generally are provided greater flexibility with respect to management compensation, capital structure, transactions among affiliates and other matters than registered closed-end investment companies. Nevertheless, as a BDC, the Company remains subject to significant regulation of its activities, as described below under "Investment Company Act Provisions Applicable to BDC's."

     Historically, the Company intended to seek out investment securities as its core business, rather than operate businesses directly. The Company has determined, however, that in the current environment it would be better served to focus its efforts on the operation of businesses rather than act as a passive investor. In consideration of the planned future operations of the Company and its existing operations, the Board has evaluated and discussed the feasibility of the Company continuing as a BDC. The Board believes that given the changing nature of the Company's business and investment focus from investing, reinvesting, owning, holding, or trading in investment securities toward that of an operating company whose focus will be on acquisitions of controlling investments in operating companies and assets, that the regulatory regime governing BDC's is no longer appropriate and will hinder the Company's future growth. In addition, the Board believes that the Company will not be required to be regulated under Investment Company Act under these circumstances.

     In addition, the Company was notified by a staff attorney at the Securities and Exchange Commission ("Commission") that an agreement the Company entered into with YaSheng Group is resulted in the creation of "senior securities" as defined by the Investment Company Act of 1940. The Staff of the Commission believes that the agreement stipulating YaSheng Group to maintain a 5% non-dilutive interest in the common stock of the Company gives YaSheng Group a senior position. This interpretation by the Commission could create instances where the Company would not be in compliance with Section 18 of the Investment Company Act of 1940 which requires that the Company maintain net assets to senior security coverage of at least 200%.

     On August 26, 2005, the Board unanimously approved the proposal to authorize the Board to withdraw the Company's election to be treated as a BDC as soon as practicable so that it may begin conducting business as an operating company rather than a BDC subject to Investment Company Act. If the stockholders approve this proposal to permit the Company to withdraw its BDC election, the withdrawal will become effective upon receipt by the SEC of the Company's application for withdrawal. The Company does not anticipate filing the application of withdrawal until it can be reasonably certain that the Company will not be deemed to be an investment company without the protection of its BDC election. After the Company's application for withdrawal of its BDC election is filed with the SEC, the Company will no longer be subject to the regulatory provisions of Investment Company Act applicable to BDC's generally, including regulations related to insurance, custody, composition of its Board, affiliated transactions and any compensation arrangements. If this Proposal is approved by the stockholders and the Board does not withdraw the Company's election to be treated as a BDC within six (6) months from the date of such approval, then the Company will present the matter to the stockholders again for approval prior to filing a withdrawal application.

     The Company has undertaken several steps to meet the requirements for withdrawal of its election to be treated as a BDC, including: (i) preparing a plan of operations in contemplation of such a change to the status for the Company and (ii) consulting with outside counsel as to the requirements for withdrawing its election as a BDC and exemption or exclusion from being deemed an "investment company" under Investment Company Act. As of the date hereof, the Company believes that the Company meets the requirements for filing an application to withdraw its election to be treated as a BDC.

If the proposal to withdraw the election to be treated as a BDC is approved, the Board expects to take the following actions to more fully implement its business plan:

Undertake additional work to improve current investments made in its subsidiary companies, including potentially having cross-representation on the Boards of Directors of S#I and the subsidiaries;

Increase the Company's investments in foreign companies. Currently the Company is prohibited to do this as a BDC under the 1940 Act;

Form, develop and manage new companies in the international arena, particularly in China, where some of its current subsidiaries operate;

In addition, the Company expects to remain a fully reporting company, retain a majority of independent directors and appoint an audit committee.

Investment Company Act Provisions Applicable to BDC's

     Generally, to be eligible to elect BDC status, a company must engage in the business of furnishing capital and offering significant managerial assistance to companies that do not have ready access to capital through conventional financial channels. More specifically, in order to qualify as a BDC, a company must (a) be a domestic company; (b) have registered a class of its securities or have filed a registration statement with the SEC pursuant to Section 12 of the Exchange Act; (c) operate for the purpose of investing in the securities of certain types of eligible portfolio companies, namely less seasoned or emerging companies and businesses suffering or just recovering from financial distress; (d) offer to extend significant managerial assistance to such eligible portfolio companies; and (e) file (or, under certain circumstances, intend to file) a proper notice of election with the SEC.

     The Investment Company Act of 1940 also imposes, among others, the following regulations on BDC's:

The issuance of senior equities and debt securities by a BDC is subject to certain limitations, certain of which restrictions the Company may have violated;

The issuance of warrants and options by a BDC is subject to certain limitations;

A BDC may not engage in certain transactions with affiliates without obtaining exemptive relief from the SEC;

A BDC may not change the nature of its business or fundamental investment policies without the prior approval of the stockholders;

A BDC must carry its investments at value if a public trading market exists for its portfolio securities or fair value if one does not rather than at cost in its financial reports;

The composition of a BDC's Board is restricted ( e.g ., participation by investment bankers and certain other participants is limited), in addition, a majority of the Board must be independent members and certain activities by the Company must be approved by the independent members of the Board;

There are prohibitions and restrictions on investing in certain types of companies, such as brokerage firms, insurance companies and other investment companies;

There are limits on the types of assets that a BDC may acquire. A BDC may not acquire any asset other than "qualifying assets" unless, at the time the acquisition is made, such "qualifying assets" represent at least 70% of the value of the BDC's total assets. "Qualifying Assets" generally include: (i) securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer is an eligible portfolio company. An eligible portfolio company is defined as any issuer that (a)is organized and has its principal place of business in the United States, (b) is not an investment company other than a small business investment company wholly-owned by the BDC, and (c) does not have any class of publicly-traded securities with respect to which a broker may extend credit; (ii) securities received in exchange for or distributed with respect to securities described above, or pursuant to the exercise of options, warrants or rights relating to such securities; and (iii) cash, cash items, Government securities, or high quality debt securities maturing in one year or less from the time of investment. A BDC may invest in the securities of public companies and other investments that are not "qualifying assets", but such investments may not exceed 30% of the BDC's total asset value at the time of such investment;

A BDC generally may not issue common stock at a per share price less than the then-current net asset value of the common stock without the prior approval of stockholders, certain of which restrictions the Company may have violated; and

A BDC is restricted in its ability to repurchase its shares directly from stockholders.

     If the stockholders approve this proposal and the Board withdraws the Company's election to be treated as a BDC, the Company would no longer be subject to regulation under Investment Company Act, which is designed to protect the interests of investors in investment companies. However, the Board would still be subject to customary principles of fiduciary duty with respect to the Company and its stockholders.

     As an operating company, the Company (i) would not be limited in the amount of excessive leverage that it could incur, (ii) would be permitted to issue Restricted Stock absent an order from the SEC, and (iii) would not be limited in the amounts or types of compensation that it could pay to executives.

      In addition, withdrawal of the Company's election to be treated as a BDC will not affect the Company's registration under Section 12(g) of the Exchange Act. Under the Exchange Act, the Company is required to file periodic reports on Form 10-KSB, Form 10-QSB, Form 8-K, proxy statements and other reports required under the Exchange Act. Regardless of whether the Company elects to remain as a BDC or withdraw its election to be so treated, the Company will continue to be required to file its periodic reports under the Exchange Act. Withdrawal of the Company's election to be treated as a BDC is not expected to have any affect on the Company's trading status on the OTC Bulletin Board.

Reasons for the Potential Withdrawal of the Company as a BDC

     Given the investment focus, asset mix, business and operations of the Company as planned, the Board believes that it is prudent for the Company to withdraw its election as a BDC as soon as practicable to eliminate many of the regulatory, financial reporting and other requirements and restrictions imposed by Investment Company Act discussed above. For example:

Issuance of Securities other than Common Stock. BDC's are limited or restricted as to the type of securities other than common stock which they may issue. The issuance of convertible securities and rights to acquire shares of common stock (e.g., warrants and options) is restricted primarily because of the statutory interest in facilitating computation of the Company's net asset value per share. In addition, issuances of senior debt and senior equity securities require that certain "asset coverage" tests and other criteria be satisfied on a continuing basis. This significantly affects the use of these types of securities because asset coverage continuously changes by variations in market prices of the Company's investment securities. Operating companies, including holding companies operating through subsidiaries, benefit from having maximum flexibility to raise capital through various financing structures and means.

The Company previously issued shares of preferred stock and convertible debentures which may be deemed to be "senior securities" as defined under Investment Company Act. One of the reasons for the Company's desire to withdraw as a BDC is to permit these shares of preferred stock and convertible debentures to continue to be part of the Company's capitalization, as would be permitted for a non-BDC company. Certain of these securities are owned by affiliates of the Company.

Related Party Transactions. Investment Company Act significantly restricts among other things (a) transactions involving transfers of property in either direction between the Company and most affiliated persons of the Company (or the affiliated persons of such affiliated persons) and (b) transactions between the Company and such affiliated persons (or the affiliated persons of such affiliated persons) participating jointly on the one hand and third parties on the other. To overcome these investment company restrictions, which are somewhat relaxed as applied to BDC's, requires SEC approval, which is often a time-consuming and expensive procedure, regardless of the intrinsic fairness of such transactions or the approval thereof by disinterested directors of the Company. The Company believes situations may arise in which a corporation's best interests are served by such transactions. The Board believes that stockholders are adequately protected by the fiduciary obligations imposed on the Company's directors under state corporate law, which generally requires that the disinterested members of the Board determine fairness to the Company of an interested-party transaction (provided full disclosure of all material facts regarding the transaction and the interested party's relationship with the Company is made), and SEC disclosure rules, which require the Company to include specified disclosure regarding transactions with related parties in its SEC filings.

Business Focus. The nature of the Company's business is changing from a business that intended to be in the business of investing, reinvesting, owning, holding, or trading in investment securities toward that of an operating company whose focus is on acquiring controlling interests in companies. The Board believes that BDC regulation would be inappropriate for such activities.

Issuance of Common Stock. By virtue of its BDC election, the Company may not issue new shares of Common Stock at a per share price less than the then net asset value per share of outstanding Common Stock without prior stockholder approval. Conceivably, the market prices for "BDC" stock could be lower than net asset value, making it much more difficult for the BDC to raise equity capital. While this restriction provides stockholders of an investment company with appropriate and meaningful protection against dilution of their indirect investment interest in portfolio securities, the Company's Board believes that this would essentially be irrelevant to the interests of investors in an operating company, who look to its consolidated earnings stream and cash flow from operations for investment value. The Company has sold stock below net asset value, given the historical volatility of the Company's stock and the need to fund the ongoing investment into subsidiaries. The stock sales since January 2005 are as follows:

	Issued	Share
Date	Shares	Price	Amount	NAV

1/17/2005	15,000,000	0.0019	$28,206	0.006
1/21/2005	25,000,000	0.0018	$45,752	0.005
1/31/2005	15,000,000	0.0021	$30,786	0.005
2/7/2005	20,000,000	0.0019	$38,426	0.005
2/9/2005	20,000,000	0.0019	$38,426	0.004
2/10/2005	25,000,000	0.0016	$40,000	0.004
2/11/2005	20,000,000	0.0019	$38,426	0.004
2/15/2005	20,000,000	0.0019	$38,425	0.004
2/17/2005	20,000,000	0.0010	$20,000	0.004
3/2/2005	28,000,000	0.0017	$47,250	0.004
3/3/2005	156,250,000	0.0004	$69,584	0.003
3/16/2005	15,000,000	0.0010	$15,000	0.003
3/29/2005	25,000,000	0.0010	$25,000	0.003
3/31/2005	33,000,000	0.0010	$33,000	0.003
4/21/2005	600,000,000	0.00067	$400,050	0.002
5/4/2005	35,000,000	0.0010	$35,000	0.015
5/11/2005	35,000,000	0.0010	$35,000	0.015
5/17/2005	35,000,000	0.0010	$35,000	0.015
6/17/2005	50,000,000	0.0010	$50,000	0.015
8/18/2005	50,000,000	0.0010	$50,000	0.015
8/19/2005	30,000,000	0.0010	$30,000	0.015

Compensation of Executives. Investment Company Act limits the extent to which and the circumstances under which executives of a BDC may be paid compensation other than in the form of salary payable in cash. For example, the issuance of Restricted Stock is generally prohibited. However, the Board believes that by achieving greater flexibility in the structuring of employee compensation packages, the Company will be able to attract and retain additional talented and qualified personnel and to more fairly reward and more effectively motivate its personnel in accordance with industry practice.

Eligible Investments. As a BDC, the Company may not acquire any asset other than "Qualifying Assets" unless, at the time the acquisition is made, Qualifying Assets represent at least 70% of the value of the total assets (the "70% test"). Because of the limitations on the type of investments the Company may make, as well as the Company's total asset composition, the Company may be foreclosed from participating in prudent investment opportunities and otherwise lack diversification.

     Moreover, the Company must incur significant general and administrative costs in order to comply with the regulations imposed by Investment Company Act. Management devotes considerable time to issues relating to compliance with Investment Company Act and the Company incurs legal and accounting fees with respect to such matters. The costs of this regulation are borne by, and the protections of this regulation are for the benefit of, the stockholders of the Company. The Board believes that resources now being expended on Investment Company Act compliance matters could be utilized more productively if devoted to the operation of the Company's business. The Board has determined that the costs of compliance with the Investment Company Act are substantial, especially when compared to the Company's relative size and net income, and that it would therefore be in the financial interests of the stockholders for the Company to cease to be regulated under Investment Company Act altogether.

 In addition, the Board believes the Act provides the following requirements which would not be required if the election were withdrawn:

S3I owns 51% to 100% of all of its subsidiary companies. Because of this, the Company can utilize the equity method of accounting, which allows the consolidation of all subsidiary and parent company financials;

Many of the Company's investments will be in foreign companies. Currently the Company is prohibited to do this as a BDC under the 1940 Act;

The Company is currently prohibited from raising capital through the issuance and sale of stock if it is sold below NAV. If the Company withdraws its election, it can raise money through the sale of its stock based on fair market value, even if that value is less than NAV;

The Company can utilize debt in a beneficial way. Currently the Company must have an asset to debt ratio of 2:1 net asset to senior security;

The Company could use preferred stock to make acquisitions;

The Company could use a stock option plan to compensate directors and others for services rendered; and

Allow for affiliated transactions that would benefit the Company.

     The Board believes that the above reasons, among others, indicate that the restrictions of Investment Company Act would have the effect of dampening market interest in the Company and hindering its financial growth in the future. The Board has determined that the most efficacious way to reduce these costs, improve profitability, and eliminate the competitive disadvantages the Company experiences due to compliance with the many requirements and restrictions associated with operating as a BDC under Investment Company Act would be to withdraw the Company's election to be treated as a BDC. However, thee are no assurances that withdrawal of its election to be treated as a BDC will have a beneficial effect on the Company.

Effect of Election to Withdrawal as a BDC on the Company's Financial Statements

     In the event that the Board withdraws the Company's election to be treated as a BDC and becomes an operating company, the fundamental nature of the Company's business will change from that of investing in a portfolio of securities, with the goal of achieving gains on appreciation and dividend income, to that of being actively engaged in the ownership and management of operating businesses, with the goal of generating income from the operations of those businesses.

     The election to withdraw the Company as a BDC under Investment Company Act will result in a significant change in the Company's method of accounting. The differences in accounting methods are as follows:

If the election occurs the Company will need to report its investments in its subsidiaries and other investments on the historical cost method, as none of the subsidiaries or investment holdings of Company's are publicly traded with listed market prices. The Company will undertake to have its subsidiaries audited and consolidated with the Company.

BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies, which allows BDC's to recognize income and value their investments at market value as opposed to historical cost. As an operating company, the required financial statement presentation and accounting for securities held will be either fair value or historical cost methods of accounting, depending on the classification of the investment and the Company's intent with respect to the period of time it intends to hold the investment. Change in the Company's method of accounting could reduce the market value of its investments in privately held companies by eliminating the Company's ability to report an increase in value of it holdings as they occur. Also, as an operating company, the Company would have to consolidate its financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDC's.

Pursuant to APB 20 par. 34 in reporting the changes in a reporting entity, if the Board concludes that accounting changes which result in financial statements that were in effect provide unclear past financial performance, previous financial statements will be reported by restating the financial statements of all prior periods presented in order to show financial information for the new reporting entity for all periods. .

     The Company does not believe that the withdrawal of its election to be treated as a BDC will have any impact on its federal income tax status, since it has never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. (Electing for treatment as a regulated investment company under Subchapter M generally allows a qualified investment company to avoid paying corporate level federal income tax on income it distributes to its stockholders.) Instead, the Company has always been subject to corporate level federal income tax on its income (without regard to any distributions it makes to its stockholders) as a "regular" corporation under Subchapter C of the Code. There will be no change in its federal income tax status as a result of it becoming an operating company.

Adverse Effect on Shareholders if Election is Withdrawn.

If the election to be treated as a BDC is withdrawn, shareholders may be adversely affected. The shareholders rights that will be lost include a requirement that a majority of the Board of Directors be independent of management, the Company will no longer have restrictions on investments and stock issuance, and officers and directors can receive stock of the Company.

Past Violations not Cured by Withdrawing Election.

Approval of the withdrawing of the election to be treated as a BDC does not cure any past violations that may have occurred. If there were any violations of the securities laws, remedies for shareholders can include a rescission of a shareholder's investment, fines and penalties, and removal of officers and directors from office. Some remedies, such as rescission, may not be effective if offered, since many shareholders who originally purchased stock from the Company may have resold their interest and no longer be shareholders of the Company,

Purpose of the Proposal; Need for Stockholder Approval

Section 58 of the Investment Company Act of 1940 provides that a BDC may not deregister as a BDC unless it is authorized to do so by a majority of its issued and outstanding voting securities. California law requires owners of 51% of the common stock must approve the proposal for the proposal to be adopted. It is not sufficient that 51% of those who attend the meeting in person or by proxy approve the proposal. The proposal must be approved by 51% of all shares outstanding. All broker non-votes will be considered a vote against the proposal.

Vote Required; Board Recommendation

Recommendation of the Board of Directors: the Board of Directors recommends a vote "for" approval of the company's proposal to withdraw as a BDC.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 2 billion shares of Common Stock authorized with a stated value of $.001 per share, of which approximately 1,684,312,432 shares were issued and outstanding, with 315,687,568 shares authorized but unissued. Each holder of S3 Investment Company's Common Stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the Preferred Stock have been paid in accordance with the terms of such Preferred Stock and there exists no deficiency in any sinking fund for the Preferred Stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the Preferred Stock and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of Preferred Stock. The Board of Directors has sole discretion in designating the preferences, limitations and relative rights of the Preferred Stock. The Company presently has one (1) class or series of Preferred Stock outstanding.

Series B Preferred Stock - The Company has fifteen million (15,000,000) shares of Series B Preferred Stock designated. Each share of Series B Preferred Stock is convertible into shares of the Company's common stock on a one-for-one (1:1) basis, and the conversion ratio is not affected by forward or reverse stock splits. The Series B Preferred Stock is non-interest bearing, has limited voting rights and is not entitled to receive dividends. In the event of a liquidation event, the Series B Preferred Stock automatically converts into Common Stock based on the foregoing formula. Holders of the Series B Preferred Stock are entitled to elect two (2) persons to the Company's Board of Directors. As of the Record Date, there were 12,000,000 shares of Series B outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 19, 2005 the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 43180 Business Park Dr., Suite 202, Temecula, CA 92590.
Name and Address(1)	Number of Shares Beneficially Owned	Class	Percentage of Class
Chris Bickel CEO and Chairman	3,817,000 8,740,000	Common Series B Preferred	* 72%
Kenneth Wiedrich CFO and Secretary	-0- -0-	Common Series B Preferred	*
Gary Nerison Director	-0- -0-	Common Series B Preferred	*
Theodore Tanski, Sr.(2) Director	-0- 255,000	Common Series B Preferred	* 2%
All directors and executive officers (4 persons)	3,817,000 8,995,000	Common Series B Preferred	* 74%
*Denotes less than 1%

Unless noted otherwise, the address for all persons listed is c/o the Company at 43180 Business Park Drive, Suite 202, Temecula, CA 92590.

Sharon Tanski, the wife of Theodore Tanski, Sr. currently holds 255,000 shares of Series B Preferred Stock.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,684,312,432 shares of common stock and 12,000,000 shares of Series B Preferred Stock outstanding as of December 16, 2005.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (202) 942-8090 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

OTHER BUSINESS

The board of directors knows of no other matters to be presented at the special meeting. If any other matter does properly come before the special meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at S3 Investment Company's next annual meeting of shareholders must have been received by the Company not later than a reasonable time before S3 Investment Company begins to print and mail its proxy materials under the provisions of Rule 14a-8 of the Securities Exchange Act of 1934. S3 Investment Company intends that its next annual meeting of shareholders shall be held in December, 2006.

The person presiding at the next annual meeting of shareholders may refuse to permit to be brought before the meeting any shareholder proposal not made in compliance with Rule 14a-8.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows the Company to incorporate by reference information that the Company files with the SEC. S3 Investment Company incorporates by reference the information contained in S3 Investment Company's Annual Report to Stockholders on Form 10-KSB for the fiscal year ended June 30, 2004 filed with the SEC on October 25, 2004 and mailed with this proxy statement.

ANNUAL REPORT

A copy of S3 Investment Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended June 30, 2005, including financial statements, accompany this notice of special meeting and proxy statement.

The Company will furnish without charge a copy of its annual report on Form 10-K for the fiscal year ended June 30, 2005 to any shareholder of the Company upon written request. Requests should be sent to Chris Bickel, 43180 Business Park Drive, Suite 202, Temecula, California 92590.

Dated: December 19, 2005

Temecula, California

S3 INVESTMENT COMPANY, INC.

PROXY FOR SPECIAL MEETING TO BE HELD ON February 13, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Chris Bickel as proxy, with the power to appoint their substitute(s), to represent and to vote all the shares of common stock of S3 Investment Company, Inc., a California corporation (the "Company"), which the undersigned would be entitled to vote, at S3 Investment Company's special meeting of stockholders to be held on February 13, 2006 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE SIDE.

IMPORTANT--This Proxy must be signed and dated on the reverse side.

SPECIAL MEETING OF SHAREHOLDERS OF

S3 INVESTMENT COMPANY, INC.

February 13, 2006

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Special Meeting of Stockholders of S3 Investment Company, Inc. to be held at the Company's corporate offices at 43180 Business Park Dr., Suite 202, Temecula, CA 92590 on February 13, 2006, at 10:00 A.M. Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
	FOR	AGAINST	ABSTAIN
1) To consider and vote upon a proposal to authorize the Board to withdraw the Company's election to be treated as a business development company ("BDC") pursuant to Section 54(c) under the Investment Company Act of 1940.	[ ]	[ ]	[ ]

This proxy when properly executed will be voted in the manner directed above. In the absence of direction for the above proposal, this proxy will be voted "FOR" that proposal. Other matters: in their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

If you plan to attend the special meeting of shareholders, please mark this box [_]

Dated: ________________, 2006

SIGNATURE _____________________________________________________________

NAME (PRINTED) ________________________________________________________

TITLE _________________________________________________________________

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.